Exhibit 99.1
MRV Reports Third-Quarter 2014 Results
- Increased revenue 12% reflecting strong growth in Network Integration -
- Transformation of Network Equipment continues as new products gain traction -

CHATSWORTH, Calif.- November 5, 2014 -MRV Communications (NASDAQ: MRVC), a global provider of converged packet and optical solutions that empower the optical edge and network integration services for communications service providers, reported financial results for the three- and nine- months ended September 30, 2014.

“During the third quarter of 2014, we grew total revenue 12% due to the continued strong performance of our Network Integration business, which was partially offset by a modest slowdown in our Network Equipment business,” said David Stehlin, MRV’s chief executive officer. “The soft telecommunications capital spending environment in the Americas and EMEA impacted our revenues during the quarter while, at the same time, we continue to transition from older, legacy products to a new, market-leading, packet and optical product portfolio. These new products have distinct market and technical advantages, already recognized by the market.

“OptiDriver, our new optical transport platform, continues to perform well. In the third quarter, we increased our total customer count to more than 30 by adding 15 customers, 9 of whom are new users of MRV optical transport solutions. Notably, we won our first multi-million dollar contract from a large regional North American communications service provider in the quarter. MRV’s OptiDriver customers now include Content Delivery Network operators, wireline communications service providers, data center operators, enterprises and governments. This set of diverse wins underscores the value of OptiDriver’s flexibility, cost effectiveness and capacity for use in a wide range of vertical market applications.”

Third-Quarter 2014 Results as compared to Third-Quarter 2013

•	Total revenue amounted to $43.2 million, up 12% from $38.4 million.

◦	Network Equipment revenue was $22.0 million, down 4%, primarily reflecting the current capital spending environment in the telecommunications market.

◦	Network Integration revenue was $21.2 million, up 36% primarily due to growth in project related product sales.

•
Consolidated gross margin was 34.1%, compared to 39.0%. The decrease reflects greater revenue contribution from the lower margin Network Integration business and a decline in Network Equipment gross margins.

◦
Network Equipment gross margin was 50.3%, compared to 52.8%. While third quarter Network Equipment product margins were higher than in the comparable prior year quarter, third quarter gross margins were negatively affected by cost variances, $0.2 million of which related to prior periods.

◦	Network Integration gross margin was 17.2%, compared to 18.8%, due to the impact of the substantial project related product revenues that carried significantly lower margins than service revenues.

•	Total operating expenses were $15.1 million, or 35% of total revenue, compared to $14.9 million, or 39% of total revenue.

◦	Network Equipment operating expenses were $12.0 million, comparable to last year as cost reductions in general and administrative expenses were offset by higher investments in new product development.

◦	Network Integration operating expenses were $1.9 million, compared to $1.4 million, primarily due to increased sales costs to support revenue growth.

◦	Corporate expenses were $1.2 million, compared to $1.6 million.

•	Total operating loss was $424,000, compared to an operating profit of $39,000.

•	Total net loss was $1.0 million or $0.14 per diluted share, compared to a net loss of $146,000, or $0.02 per diluted share.

Stehlin continued, “MRV has made substantial investments in repositioning the company to capitalize on the ongoing evolution in the optical edge. As we accelerate our transformation, we will focus on growing revenue while improving our efficiencies. We are confident that MRV’s expanding new product portfolio meets the needs of our markets. We expect this to drive our long-term growth and success beginning in 2015.”

Year-to-date September 30, 2014 Results as compared to Year-to-date September 30, 2013
Total revenue amounted to $128.6 million, up 11% from $115.5 million. Network Equipment revenue was $66.1 million, up 2%. Network Integration revenue was $62.6 million, up 24%. Total net loss was $7.5 million, or $1.03 per diluted share, compared to a net loss of $5.6 million, or $0.74 per diluted share.

Conference Call Information:
MRV Communication's third quarter 2014 financial results conference call is scheduled to take place on November 5, 2014 at 5:00 p.m. ET. The live audio webcast will be accessible at www.mrv-corporate.com in the Investor Relations section. For access via telephone, please dial 877-359-9508, and for international calls dial 224-357-2393 approximately 10 minutes prior to the start of the conference. The conference ID is 22931812#. The conference call will also be broadcast live at www.mrv.com where it will be available for replay for 90 days. In addition, a replay will be available via telephone for three business days, beginning three hours after the call. To listen to the replay, in the U.S. please dial 855-859-2056, and internationally dial 404-537-3406. The access code is 22931812#.

About MRV Communications
MRV Communications is a global provider of converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

Forward Looking Statements
This press release may contain statements regarding future financial and operating results of MRV, management's assessment of business trends, and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management's current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV's businesses operate, in addition to management's assumptions. Statements in this press release regarding MRV's future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "envisions," "estimates," "targets," "intends," "plans," "believes," "seeks," "should," "could," "forecasts," "projects," variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management's long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to its annual report on Form 10-K for the year ended December 31, 2013, copies of which may be obtained by contacting MRV's investor relations department or by visiting MRV's website at http://www.mrv-corporate.com or the SEC's EDGAR website at http://www.sec.gov.

All information in this release is as of November 5, 2014 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

IR Contact:
Kirsten Chapman/Monica Chang, LHA, (415) 433-3777, ir@mrv.com

MRV Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$31,196	$27,051	$93,411	$81,555
Service revenue	11,974	11,334	35,201	33,910
Total revenue	43,170	38,385	128,612	115,465
Cost of sales	28,454	23,411	85,863	74,092
Gross profit	14,716	14,974	42,749	41,373
Operating expenses:
Product development and engineering	5,060	4,627	16,030	13,729
Selling, general and administrative	10,080	10,308	32,118	32,153
Total operating expenses	15,140	14,935	48,148	45,882
Operating (loss) income	(424)	39	(5,399)	(4,509)
Interest expense	(116)	(41)	(306)	(414)
Other income, net	227	(132)	(160)	(217)
Loss before provision for income taxes	(313)	(134)	(5,865)	(5,140)
Provision for income taxes	727	12	1,659	433
Net Loss	$(1,040)	$(146)	$(7,524)	$(5,573)

Net loss per share — basic	$(0.14)	$(0.02)	$(1.03)	$(0.74)
Net loss per share — diluted	$(0.14)	$(0.02)	$(1.03)	$(0.74)
Weighted average number of shares:
Basic	7,362	7,522	7,335	7,539
Diluted	7,362	7,522	7,335	7,539

MRV Communications, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par values)

	September 30, 2014	December 31, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$24,533	$27,591
Restricted time deposits	436	249
Accounts receivable, net	37,527	49,990
Other receivables	15,284	8,220
Inventories, net	23,071	22,981
Income taxes receivable	530	1,256
Deferred income taxes	1,139	1,219
Other current assets	5,372	5,664
Total current assets	107,892	117,170
Property and equipment, net	5,159	5,555
Deferred income taxes, net of current portion	3,806	3,694
Intangible asset, net	751	873
Other assets	1,275	655
Total assets	$118,883	$127,947

Liabilities and stockholders' equity
Current liabilities:
Short-term debt	$5,175	$4,320
Deferred consideration payable	233	233
Accounts payable	22,576	23,991
Accrued liabilities	14,728	19,463
Deferred revenue	13,024	10,557
Other current liabilities	639	357
Total current liabilities	56,375	58,921
Other long-term liabilities	5,883	5,236
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 16,000 shares
Issued — 8,219 shares in 2014 and 8,143 shares in 2013
Outstanding — 7,362 shares in 2014 and 7,286 in 2013	270	270
Additional paid-in capital	1,284,319	1,281,883
Accumulated deficit	(1,215,860)	(1,208,337)
Treasury stock — 856 shares in 2014 and 856 shares in 2013	(10,412)	(10,412)
Accumulated other comprehensive income	(1,692)	386
Total stockholders' equity	56,625	63,790
Total liabilities and stockholders' equity	$118,883	$127,947

MRV Communications, Inc.
Segmented Operating Data
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue
Network Equipment	$21,979	$22,806	$66,131	$64,852
Network Integration	21,237	15,585	62,644	50,701
Before intersegment adjustments	43,216	38,391	128,775	115,553
Intersegment adjustments	(46)	(6)	(163)	(88)
Total	$43,170	$38,385	$128,612	$115,465

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gross profit
Network Equipment	$11,062	$12,041	$33,007	$33,990
Network Integration	3,654	2,934	9,742	7,378
Before intersegment adjustments	14,716	14,975	42,749	41,368
Intersegment adjustments	—	(1)	—	5
Total	$14,716	$14,974	$42,749	$41,373

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Expenses
Network Equipment	$12,016	$11,954	$38,302	$35,318
Network Integration	1,892	1,408	5,431	4,486
Before intersegment adjustments	13,908	13,362	43,733	39,804
Corporate unallocated operating expenses and adjustments	1,232	1,573	4,415	6,078
Total	$15,140	$14,935	$48,148	$45,882

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Income
Network Equipment	$(953)	$87	$(5,296)	$(1,328)
Network Integration	1,762	1,525	4,311	2,891
Before intersegment adjustments	809	1,612	(985)	1,563
Corporate unallocated and adjustments	(1,233)	(1,573)	(4,414)	(6,072)
Total	$(424)	$39	$(5,399)	$(4,509)